June 5, 2010

Iron Eagle Group Inc.
Mr. Michael Bovalino, Chief Executive Officer
448 West 37th Street
Suite 9G
New York, New York 10018

Re:  Advisory Agreement

Dear Mr. Bovalino

This Consulting Agreement ("Agreement") will certify that Iron Eagle Group, Inc. (hereinafter referred to as "the Client') has agreed to engage Steven Antebi ("SSA") on a non-exclusive basis to perform services related to financial consulting and public relations matters pursuant to the terms and conditions set forth herein.

1. Services. SSA shall act as advisor to the Client and perform, as requested by the Client, the following services:
   a. Introduce Client to investment banking firms, and retail and institutional brokerage firms.
   b. Work with and advise Client in the development of a financial public relations program designed to broaden recognition of Client within the financial community nationwide.
  c. Counsel Client regarding its overall strategy and related activities within the financial community.
  d. Assist Client with the preparation and revision of presentation materials for meetings with the Investment community.
  e. Such other duties as Client may reasonably request of SSA from time to time.
  f. Advise Client on the creation of a Board of Directors, Compensation Committee and Audit Committee.
  g. Agree to accept a seat on the Board of Directors of the Company subject to a review of D&O Insurance and after a proper financing has been completed.
  h. Review assist and negotiate any and all acquisitions presented to the Board.

2. Performance of Services. SSA shall be obligated to provide the Services as and when requested by Client and shall not be authorized or obligated to perform any Services on SSA's own initiative. The Services shall be performed reasonably promptly after Client's request, consistent with SSA's availability. It is understood that the Services to be provided hereunder are not exclusive to the Client and SSA has other business obligations, including acting as consultant for other companies, provided, however, that SSA shall not provide services to any potential or actual competitor of the Client during the term of this agreement.

3. Relationship of the Parties. SSA shall be, and at all times during the Term of the Agreement shall remain, an independent contractor. As such, SSA shall determine the means and methods of performing the Services hereunder and shall render the Services at such place it determines. The Client shall pay all reasonable costs and expenses incurred by SSA in the performance of its duties hereunder, provided however such costs and expenses shall not exceed $250.00 without Client's prior written approval.

4. Assurances. Client acknowledges that all opinions and advices (written or oral) given by SSA to the Client in connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than Client shall be entitled to make use of or rely upon the advice of SSA to be given hereunder. Furthermore, no such opinion or advice given by SSA shall be used at any time, in any manner or for any purpose, and shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein.
Client shall not make any public references to SSA with SSA's prior written consent or as required by applicable law.

5. Compensation. As compensation for the Services to be performed by SSA hereunder, SSA shall receive the following:

   - A retainer in the form of 40 million shares of common stock shall be granted and shall fully vest upon the execution of this agreement. Those shares shall carry a restricted legend and SSA will agree to any lock up agreement agreed to whereby all other officers, directors, and affiliates also agree to lock up.

6. Additional Services. Should Client desire SSA to perform additional services not outlined herein. Client may make such request to SSA in writing. SSA may agree to perform those services at its sold discretion; however, any additional services performed by SSA may require an additional compensation schedule to be mutually agreed upon prior to rendering such services.

7. Approval of Client Information. Client will be required to approve all stockholder communications, press release and other materials prepared and disseminated on its behalf by SSA.

8. Term. This Agreement shall remain in effect until June 5, 2013 unless otherwise mutually agreed upon by Client and SSA.

9.  Due Diligence/Disclosure
  a. Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, SSA will use and rely upon data, material and other information furnished to it by Client. Client acknowledges and agrees that in performing its Services under this Agreement, SSA may relay upon the data, material and other information supplied by Client without independently verifying the accuracy, completeness or its veracity.

  b. Except as contemplated by the terms hereof or as required by applicable law, SSA shall keep confidential, indefinitely, all non-public information provided to it by Client and shall not disclose such information to any third party without Client's prior written consent, other than such of its employees and advisors as SSA reasonably determines to have a need to know.

10.  Indemnification.

  a. Client shall indemnify and hold SSA harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with the Services rendered by SSA in connection with this Agreement, except for any liabilities, claims, and lawsuits (including awards, judgments and related costs and expenses), arising out of acts or omissions of SSA. In addition, the Client shall indemnify and hold SSA harmless against any and all reasonable costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. If it is judicially determined that Client will not be responsible for any liabilities, claims and lawsuits or expenses related thereto, the indemnified party, by his or its acceptance of such amounts, agrees to repay Client all amounts previously paid by Client to the indemnified person and will pay all costs of collection thereof, including but not limited to reasonable attorney's fees related thereto. SSA shall give Client prompt notice of any such liability, claim or lawsuit, which SSA contends is the subject matter of Client's indemnification and SSA thereupon shall be granted the right to take any and all necessary and proper action, at its sole costs and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

  b. SSA shall indemnify and hold Client and its director, officers, employees and agents harmless against any and all liabilities, claims and lawsuits, including and all award and/or judgments to which it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are based upon SSA's gross negligence or willful misconduct, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by SSA not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of SSA for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which this Agreement applies. In addition, SSA shall also indemnify and hold Client harmless against any and all costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. Client shall give SSA prompt notice of any such liability, claim or lawsuit which Client contends is the subject matter of SSA's indemnification and SSA thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearing before any regulatory bodies and/or authorities.

  c. The indemnification provisions contained in this Section 10 are in addition to any other rights or remedies which either party hereto may have with respect to the oter or hereunder.

11.  General Provisions.

  a. Entire Agreement. This Agreement between Client and SSA constitutes the entire agreement between and understandings of the parties hereto, and supersedes any and all previous agreements and understandings, whether or or written, between the parties with respect to the matters set forth herein.

  b. Notice. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given If hand-delivered (i) five (5) calendar days after being sent postage prepaid by registerd mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.

c. Binding Nature. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. All materials generated pursuant to Section 1 or otherwise produced by SSA for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.

  d. Counterparts. This Agreement may be executed by any number of counterparts, each of which together shall constitute the same original documents.

  e. Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.

f. Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

  g. Applicable Law. This Agreement shall be construed in accordance with the governed by the laws of the State of New York without giving effect to its conflict of law principles. The parties hereby agree that any dispute(s) or claim(s) with respect to this Agreement of the performance of any obligations there under, shall be settled by arbitration and commenced and adjudicated under the rules of the American Arbitration Association. The arbitration shall take place in New York, New York if commenced by either party. The arbitration shall be conducted by a panel of three (3) arbitrators, one appointed by each of the parties and the third selected by the two appointed arbitrators. The arbitrators in any arbitration proceeding to enforce this Agreement shall allocate the reasobale attorney's fees, among one or both parties in such proportion as the arbitrators shall determine represents each party's liability hereunder. The decision of the arbitrator shall be final and binding and may be entered into any court having proper jurisdiction to obtain a judgment for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party, its reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney's fees).

If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,

/s/Steven Antebi

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN SUBJECT TO IRON EAGLE GROUP, INC. BOARD APPROVAL.

Iron Eagle Group, Inc.

By:  /s/Michael Bovalino
     --------------------------
     Michael Bovalino, Chief Executive Officer



June 5, 2010

Iron Eagle Group, Inc.
Mr. Michael Bovalino, Chief Executive Officer
448 West 37th Street
Suite 9G
New York, New York 10018

Re:  Advisory Agreement

Dear Mr. Bovalino

This is an addendum to the consulting agreement ("Agreement") executed on June 5, 2010 between Steven S. Antebi and Iron Eagle Group, Inc. to add the following as paragraph 12.

   12. Value of Services. The value of the services performed shall be valued at Four Hundred Thousand Dollars ($400,000.00)

Very truly yours,


Steven Antebi

By: /s/Steven Antebi
    ----------------------
    Steven Antebi

ACCEPTED AND AGREED TO AS OF THE DATE WRITTEN ABOVE.

Iron Eagle Group Inc.

By: /s/Michael Bovalino
    ----------------------
    Michael Bovalino, Chief Executive Officer